UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2010, EXCO Resources, Inc. (“EXCO”) entered into a Credit Agreement by and among EXCO, as borrower, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc., as sole bookrunner and co-lead arranger, Wells Fargo Securities, LLC, as co-lead arranger, Bank of America, N.A. and BNP Paribas, as co-lead arrangers and co-syndication agents, Royal Bank of Canada, as co-lead arranger and co-documentation agent, Wells Fargo Bank, National Association, as co-documentation agent, and the lenders named therein (the “Combined Credit Agreement”). The Combined Credit Agreement amends, restates and consolidates (i) the Second Amended and Restated Credit Agreement, dated as of May 2, 2007, as amended, by and among EXCO, as borrower, certain of its subsidiaries, certain of the lenders under the Combined Credit Agreement, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole book runner and lead arranger (the “EXCO Resources Credit Agreement”), and (ii) the Amended and Restated Credit Agreement, dated as of March 30, 2007, as amended, by and among EXCO Operating Company, LP (“EXCO Operating”), as borrower, certain of its subsidiaries, certain of the lenders under the Combined Credit Agreement, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole book runner and lead arranger (the “EXCO Operating Credit Agreement”).

The Combined Credit Agreement has a borrowing base of $1.3 billion. In connection with the closing of the Combined Credit Agreement, EXCO Operating and certain of its subsidiaries became guarantor subsidiaries under the Combined Credit Agreement and EXCO’s 7 1 /4% Senior Notes due January 15, 2011 (the “Senior Notes”). The Combined Credit Agreement permits certain investment, loans and advances on unrestricted subsidiaries that are jointly held with BG Group plc, including TGGT Holdings, LLC and, upon its acquisition, Common Resources, L.L.C. The Combined Credit Agreement matures on April 30, 2014.

Borrowings under the Combined Credit Agreement are collateralized by first lien mortgages providing a security interest of not less than 80% of the Engineered Value, as defined in the Combined Credit Agreement, in EXCO’s oil and natural gas properties covered by the borrowing base. EXCO is permitted to have derivative financial instruments covering no more than 100% of forecasted production from all Proved Reserves (as defined in the Combined Credit Agreement) during the first two years of the five year period commencing on April 30, 2010, 90% of the forecasted production for any month during the third year of such five year period and 85% of the forecasted production during the fourth and fifth years of such five year period.

The Combined Credit Agreement sets forth the terms and conditions under which EXCO is permitted to pay a cash dividend on its common stock. EXCO may declare and pay cash dividends on its common stock in an amount not to exceed $50.0 million in any four consecutive fiscal quarters, provided that as of each payment date and after giving effect to the dividend payment date, (i) no default has occurred and is continuing, (ii) EXCO has at least 10% of its borrowing base available under the Combined Credit Agreement, and (iii) payment of such dividend is permitted under the indenture governing the Senior Notes.

The interest rate ranges from LIBOR plus 200 basis points (“bps”), to LIBOR plus 300 bps depending upon borrowing base usage. The facility also includes an Alternate Base Rate (“ABR”), pricing alternative ranging from ABR plus 100 bps to ABR plus 200 bps depending upon borrowing base usage.

Financial covenants require that EXCO:

•	maintain a consolidated current ratio (as defined in the Combined Credit Agreement) of at least 1.0 to 1.0 as of the end of any fiscal quarter; and

•

not permit its ratio of consolidated funded indebtedness (as defined in the Combined Credit Agreement) to consolidated EBITDAX (as defined in the Combined Credit Agreement) to be greater than 3.50 to 1.0 at the end of any fiscal quarter ending on or after March 31, 2010.

Repayment of amounts outstanding under the Combined Credit Agreement may be accelerated upon an event of default. Events of default include, on the part of EXCO or the guarantor subsidiaries, as applicable, failure to pay certain amounts due under the Combined Credit Agreement, breach of certain representations and warranties thereunder, failure to observe or perform certain covenants, conditions or agreements thereunder, failure to make payments on certain other indebtedness, acceleration of certain other indebtedness, certain bankruptcy proceedings, insolvency, failure to pay certain judgments, certain ERISA events, revocation or invalidity of a subsidiary guarantee, and the occurrence of a change of control.

Effective April 30, 2010 and in connection with the Combined Credit Agreement, EXCO, EXCO Partners GP, LLC, EXCO GP Partners Old, LP, EXCO Partners OLP GP, LLC, EXCO Operating Company, LP, Vernon Gathering, LLC and Wilmington Trust Company, as trustee, executed a Ninth Supplemental Indenture, dated as of April 30, 2010 (the “Ninth Supplemental Indenture”), pursuant to which EXCO Operating and the other subsidiary parties thereto became subsidiary guarantors of the Senior Notes.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this report is incorporated herein by reference. For more information about the terms and conditions of the EXCO Resources Credit Agreement and the EXCO Operating Credit Agreement, please see EXCO’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 24, 2010.

Section 2 - Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Dated: May 6, 2010	By:	/S/ J. DOUGLAS RAMSEY, PH.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President - Finance

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